Exhibit 99.1

For immediate release

Endeavour International Corporation (“Endeavour”)
Statement regarding Proposed Offer to Ithaca Energy Inc.

London — 19 June 2008 — The Board of Endeavour International Corporation (AMEX: END) (LSE: ENDV) confirms that on 19 June 2008 it wrote to the Board of Ithaca Energy Inc. (“Ithaca”) setting out a non-binding proposed offer (the “Proposed Offer”) to acquire the entire issued and to be issued share capital of Ithaca for a combination of cash and shares of Endeavour.

The Proposed Offer is at an indicative price of US$3.25 per Ithaca share, representing, at current exchange rates1 a premium of approximately 44.2 percent to Ithaca’s closing price on 18 June 2008, the last dealing day prior to the date of Endeavour’s formal approach.

Endeavour already owns 2,725,000 shares in Ithaca, representing approximately 2.4% percent of Ithaca’s current issued share capital.

The Proposed Offer price of US$3.25 per Ithaca share represents a significant premium to Ithaca’s current share price. The equity component of the Proposed Offer would give Ithaca shareholders the ability to retain an investment in Ithaca’s development assets and exploration portfolio, while benefitting from the potential for enhanced value from a combined company with greater scope and scale. In addition, the cash component of the Proposed Offer would give Ithaca shareholders wishing to monetize a significant portion of their investment in Ithaca the opportunity to do so.

Endeavour is an independent oil and gas company engaged in the acquisition, exploration and development of oil and gas resources in the North Sea. The company has estimated that production during 2008 will average between 8,600 and 9,000 boepd, generating cash flow that will fund all of its exploration and development activities. Additionally, the company has 15 North Sea exploration and appraisal wells planned for the remainder of 2008 and in to 2009.

The key terms of the Proposed Offer are as follows:

-	A Proposed Offer price of US$3.25 per Ithaca share, representing, at current exchange rates[1], a premium of approximately 44.2 percent to Ithaca’s closing price on 18 June 2008, the last day before the date of Endeavour’s formal approach;
-	The proposed consideration would be structured as part cash and part equity:

•	Ithaca shareholders would receive a maximum amount of cash of US$150 million, with the remaining portion of the Proposed Offer consideration being satisfied by the issue of Endeavour shares to Ithaca shareholders.

•	If Ithaca shareholders elected to receive cash in excess of the maximum amount, the actual amount of cash paid to Ithaca shareholders would be subject to pro-ration.

•	The cash element of the Proposed Offer would be raised pursuant to a combination of Endeavour’s current cash resources and external financing which has been conditionally arranged by Endeavour.

Agreement on the terms of any transaction would be conditional upon the matters customary for transactions of this nature including, without limitation, (a) recommendation by the Board of Ithaca, (b) completion of confirmatory due diligence on terms satisfactory to Endeavour and Ithaca and (c) no disposal (or entry into any agreement or arrangement for the disposal) by Ithaca of all or any part of any of its significant assets. Please note that the submission by Endeavour to Ithaca of the Proposed Offer may or may not lead to a formal binding offer for Ithaca.

An Endeavour/Ithaca combination would create a balanced exploration, development and production focused Pan North Sea Oil and Gas company. Endeavour believes that the benefits of an Endeavour/Ithaca business combination are:

Endeavour’s cash flow and access to capital would facilitate the provision of funding for both companies’ development and exploration projects, reducing exposure to the volatility of the Equity and Debt capital markets;

Endeavour’s production and cash flow would reduce the execution risk inherent in Ithaca development projects from time delays and cost overruns;

The increasing scale of the Endeavour/Ithaca combination (with a strong UK and, importantly, Norwegian asset base) could propel the company to becoming one of only a few mid-cap companies with significant operations in the Pan North Sea; and

The combination and increased scale of a combined entity offers other benefits, such as:

- - - - - -	the ability to take advantage of North Sea consolidation opportunities;
enhanced access to acreage allocations from authorities;
the ability to access rigs and other services at more competitive rates;
improved ability to attract and retain quality staff;
enhanced access to capital markets; and
reduced execution risk and longer term sustainability.

The Proposed Offer would, Endeavour believes, unlock value for Ithaca shareholders which would not be available to them on a standalone basis. As well as offering a significant premium over the current Ithaca share price, it would provide Ithaca shareholders with the potential for enhanced value from a combined company with greater scope and scale. Endeavour stands ready to work with Ithaca’s Board to bring the Proposed Offer to fruition.

William L. Transier, Chairman, Chief Executive Officer and President of Endeavour said:

“This proposed transaction provides a very attractive opportunity to all shareholders to add more value as a combined enterprise than can be achieved separately. Our two companies have similar strategic focus on the upstream business in the North Sea. With Endeavour’s current cash flow and growing production profile, the risk of timely execution of Ithaca’s development projects is reduced and the ability to realize total value for shareholders is significantly increased.”

Any further announcements will be made, if and when appropriate.

About Endeavour International Corporation

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.

For more information:

Endeavour
Bill Transier Mike Kirksey	Tel: 001 713 307 8730 Tel: 001 713 307 8788

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

[1]	Based on an exchange rate of $Can 1.0203 per 1 US $ as at June 18 2008 as shown in the Financial Times London edition on 19 June 2008.

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